EXHIBIT 7

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 2/18/26 to 4/1/26, the date of the event which required filing of this Schedule 13D/A. All trades were effected in the open market.

Trade Date	Buy/Sell	Shares	Price
2/18/2026	Buy	19,374	12.25
2/19/2026	Buy	17,044	12.2
2/23/2026	Buy	15,920	12.19
2/25/2026	Buy	610	85.71
3/9/2026	Buy	2,511	10.64
3/10/2026	Buy	8,120	11.11
3/12/2026	Buy	224	10.8
3/18/2026	Buy	15,597	10.84
3/20/2026	Buy	4,087	10.19
3/23/2026	Buy	27,269	10.55
3/26/2026	Buy	3,158	10.21
3/31/2026	Buy	5,888	10.29
4/1/2026	Buy	57,955	10.49